FOR IMMEDIATE RELEASE

Contact: John A. Coletta
         Rock Bottom Restaurants, Inc.
         (303) 664-4000


              ROCK BOTTOM RESTAURANTS, INC. ANNOUNCES COMPLETION OF
                           GOING-PRIVATE TRANSACTION

LOUISVILLE, Colorado - August 16, 1999 -- Rock Bottom Restaurants, Inc. (Nasdaq:
BREW) today announced it completed its going-private transaction on August 13, 1999. The transaction, which was previously approved by the company's stockholders was accomplished through a cash merger in which unaffiliated stockholders became entitled to receive a cash price of $10 per share of Rock Bottom common stock.

Rock Bottom's stock transfer agent, American Securities Transfer, Inc. ("AST") will act as the Exchange Agent pursuant to the Agreement and Plan of Merger dated as of March 18, 1999. AST will mail to stockholders of record documents to accompany Rock Bottom stock certificates, which must be submitted to AST in order for shareholders to receive payment for their shares. Upon proper completion of such letter of transmittal and receipt of stock certificates and other documents, AST will pay the merger consideration to each stockholder of record at the effective time of merger.

Based in Louisville, Colo., Rock Bottom Restaurants, Inc. owns and operates 64 restaurants -- 40 Old Chicago restaurants and 24 brewery restaurants operating under the names Rock Bottom Restaurant & Brewery, ChopHouse & Brewery, and Walnut Brewery. All of the Company's restaurants are casual dining establishments featuring attentive customer service, high-quality, moderately priced food, and a distinctive selection of micro-brewed and specialty beer served in a comfortable and entertaining atmosphere.